THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (“SEC”) DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THIS INVESTMENT INVOLVES A DEGREE OF RISK THAT MAY NOT BE SUITABLE FOR ALL PERSONS. ONLY THOSE INVESTORS WHO CAN BEAR THE LOSS OF A SIGNIFICANT PORTION OF THEIR INVESTMENT SHOULD PARTICIPATE IN THE INVESTMENT (SEE “RISK FACTORS” BELOW).

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE SALE THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

THE SECURITIES OFFERED HAVE NOT BEEN APPROVED OR DISAPPROVED BY ANY STATE REGULATORY AUTHORITY NOR HAS ANY STATE REGULATORY AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING OR THE ACCURACY OR ADEQUACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

Form 1-A Offering Circular Format for Regulation A Tier 2 Offering

Preliminary Offering Circular

For

XIV-I INVEST 1, LLC

A Delaware Limited Liability Company

January 27, 2023

SECURITIES OFFERED: Equity in the form of Class A Membership Interests denominated in Units

PRICE PER MEMBERSHIP UNIT: $10.00 per Class A Unit

MAXIMUM OFFERING AMOUNT: $75,000,000.00 for 7,500,000 Class A Units

MINIMUM OFFERING AMOUNT: $1,000,000.00

MINIMUM INVESTMENT AMOUNT: $100.00

CONTACT INFORMATION: XIV-I Invest 1, LLC

5784 Lake Forrest Drive, Suite 209

Atlanta, Georgia 30328

Phone: (404) 585-4925

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to Accredited Investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, Investors are encouraged to review rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

XIV-I Invest 1, LLC (the “Company,” or the “Fund”) is a newly-organized Delaware limited liability company formed to purchase and assemble a portfolio of affordable multi-family housing, single-family housing, and unimproved land properties. The Company aims to make a positive, measurable impact on society and the environment through the creation and servicing of its affordable property portfolio. The Company intends to focus its operations on the Atlanta, Georgia metropolitan area, but may invest in other metropolitan areas across the Southeastern United States. The Company is offering by means of this offering circular (the “Offering Circular”) equity in the form of 7,500,000 Class A membership interests (the “Membership Interests,” “Membership Units,” or, singularly, an “Interest” or “Unit”) at a price of $10.00 per Unit on a best-efforts basis.

The Company intends to raise Offering Proceeds to engage in the following activities: (i) acquiring, (ii) managing, (iii) developing, (iv) rehabilitating, (v) preserving, and (vi) liquidating affordable housing real property assets, including for-lease multi-family, for-sale single-family, and unimproved land properties (see “Use of Proceeds” below). If the Company raises substantially less than the Maximum Offering Amount, the Company may not be able to acquire a diverse portfolio of affordable real property assets.

Each Membership Unit is offered at a price of $10.00, and the Minimum Investment Amount per Investor is $100.00 for ten (10) Units. All Investor funds will be held in an escrow account administered by North Capital Private Securities Corporation (the “Escrow Agent”), until the Minimum Offering Amount has been met, at which time all Investor funds will be deposited into the Company’s main operating account in exchange for the Membership Interests.

Sales of the Membership Interests pursuant to this Regulation A Tier 2 Offering (the “Offering”) will commence on the date the Company is made aware of its qualification by the Securities and Exchange Commission. Sales of the Membership Interests will continue until the Maximum Offering Amount is met or until expiration of one year. The Membership Interests will be offered through the Company’s website, found at www.investinxiv.com (the “Platform”), on a continuous and ongoing basis. The acceptance of Investor subscriptions may be briefly paused at times to allow the Company to process and settle subscriptions that have been received effectively and accurately (see “Terms of the Offering” below). There are no selling security holders in this Offering.

The Company is managed by XIV-I MANAGER LLC, a Georgia limited liability company (the “Manager”), which is responsible for day-to-day management, investment, and development decisions related to the Company. The Manager is wholly-owned by Monica Poole (the “Manager of the Company’s Manager,” or the “Manager of the Manager”).

The Manager will receive compensation from the Company and is subject to certain conflicts of interest (see the “Compensation of the Manager” and “Conflicts of Interest” sections below for more details). Investing in the Membership Interests is speculative and involves substantial risks, including risk of complete loss. Prospective Investors should purchase these securities only if they can afford a complete loss of their investment (see “Risk Factors” section below starting on Page 11). There are material income tax risks associated with investing in the Company that prospective Investors should consider. See “Federal Income Tax Considerations” below.

The Company will commence sales of the Membership Interests immediately upon qualification of the Offering by the SEC. The Company anticipates that sales will commence Q1-2023.

OFFERING PROCEEDS TABLE

	Price to public (1)	Commissions (2)	Proceeds to the issuer (3)	Proceeds to other persons (4)
Per Unit Amount	$10.00	$0.10	$9.899	$0.001
Minimum Investment Amount	$100.00	$1.00	$98.99	$0.01
Minimum Offering Amount	$1,000,000.00	$10,000.00	$915,000.00	$75,000.00
Maximum Offering Amount	$75,000,000.00	$750,000.00	$74,175,000.00	$75,000.00

(1) The Offering price to Investors was arbitrarily determined by the Manager.

(2) There is no underwriter involved with this Offering. Andes Capital, an independent FINRA registered broker-dealer, is assisting the Company to sell the Membership Interests on a best-efforts basis, in exchange for a 1.0% commission on the aggregate amount raised by the Company. This does not include direct sales by Andes Capital, which carry a 4.0% commission. If the gross Proceeds received by the Company were solely from the direct selling efforts of Andes Capital, the maximum commissions due to Andes Capital would be $3,000,000. No commissions for selling Membership Interests will be paid to the Manager.

(3) Net Deployable Proceeds to the Company only reflect an approximation of the Proceeds, less estimated commissions to the broker-dealer, less the deduction of organization and offering expenses reimbursement to the Manager. Any expenses associated with the Membership Interests and/or other investments of the Company shall be paid by the Company in accordance with the terms set forth herein and in the Operating Agreement.

(4) There are no selling security holders in this Offering. The initial expenses associated with this Offering, including legal and accounting expenses, have been or will be paid by Affiliates of the Company, which will be reimbursed from the Proceeds from the Offering. An Affiliate of the Company, XIV-I, INC. (the “Sponsor”), in exchange for payment of initial organizational and Offering expenses on behalf of the Company, has been issued 1,000 Class B Membership Interests, which represent 100% of the Company’s Class B Membership Interests. Additionally, the Company intends to reimburse Affiliate MCE POOLE, INC. for organizational and Offering expenses incurred on behalf of the Company in excess of $25,000.00, which are estimated to be approximately $100,000.00. The reimbursement amount to MCE POOLE, INC. is estimated to be $75,000.00 as of the Date of this Offering Circular.

RULE 251(D)(3)(I)(F) DISCLOSURE. RULE 251(D)(3)(I)((F) PERMITS REGULATION A OFFERINGS TO CONDUCT ONGOING CONTINUOUS OFFERINGS OF SECURITIES FOR MORE THAN THIRTY (30) DAYS AFTER THE QUALIFICATION DATE IF: (1) THE OFFERING WILL COMMENCE WITHIN TWO (2) DAYS AFTER THE QUALIFICATION DATE; (2) THE OFFERING WILL BE MADE ON A CONTINUOUS AND ONGOING BASIS FOR A PERIOD THAT MAY BE IN EXCESS OF THIRTY (30) DAYS OF THE INITIAL QUALIFICATION DATE; (3) THE OFFERING WILL BE IN AN AMOUNT THAT, AT THE TIME THE OFFERING CIRCULAR IS QUALIFIED, IS REASONABLY EXPECTED TO BE OFFERED AND SOLD WITHIN THREE (3) YEARS FROM THE INITIAL QUALIFICATION DATE; AND (4) THE SECURITIES MAY BE OFFERED AND SOLD ONLY IF NOT MORE THAN THREE (3) YEARS HAVE ELAPSED SINCE THE INITIAL QUALIFICATION DATE OF THE OFFERING, UNLESS A NEW OFFERING CIRCULAR IS SUBMITTED AND FILED BY THE COMPANY PURSUANT TO RULE 251(D) (3)(I)((F) WITH THE SEC COVERING THE REMAINING SECURITIES OFFERED UNDER THE PREVIOUS OFFERING; THEN THE SECURITIES MAY CONTINUE TO BE OFFERED AND SOLD UNTIL THE EARLIER OF THE QUALIFICATION DATE OF THE NEW OFFERING CIRCULAR OR THE ONE HUNDRED EIGHTY (180) CALENDAR DAYS AFTER THE THIRD ANNIVERSARY OF THE INITIAL QUALIFICATION DATE OF THE PRIOR OFFERING CIRCULAR. THE COMPANY INTENDS TO OFFER THE SHARES DESCRIBED HEREIN ON A CONTINUOUS AND ONGOING BASIS PURSUANT TO RULE 251(D)(3)(I)(F). THE COMPANY INTENDS TO COMMENCE THE OFFERING IMMEDIATELY AND NO LATER THAN TWO (2) DAYS FROM THE INITIAL QUALIFICATION DATE. THE COMPANY REASONABLY EXPECTS TO OFFER AND SELL THE SECURITIES STATED IN THIS OFFERING CIRCULAR WITHIN ONE (1) YEARS FROM THE INITIAL QUALIFICATION DATE.

SUMMARY OF THE OFFERING

The following information is only a brief summary of, and is qualified in its entirety by, the detailed information appearing elsewhere in this Offering. This Offering Circular, together with the exhibits attached including, but not limited to, the Operating Agreement, a copy of which is attached hereto as Exhibit 3, and should be carefully read in its entirety before any investment decision is made. If there is a conflict between the terms contained in this Offering Circular and the Operating Agreement, the Operating Agreement shall prevail and control, and no Investor should rely on any reference herein to the Operating Agreement without consulting the actual underlying document.

COMPANY INFORMATION AND BUSINESS	XIV-I Invest 1, LLC is a Delaware limited liability company with a principal place of business located at 5784 Lake Forrest Drive, Suite 209 Atlanta, GA 30328 Phone: (404) 585-4925.
MANAGEMENT

The Company is managed by Affiliate XIV-I MANAGER LLC (the “Manager”). The day-to-day management and investment decisions of the Company are vested in Monica Poole, the Manager of the Company’s Manager.

THE OFFERING

This Offering is the first capital raise by the Company in its history. The Company is exclusively selling Company equity in the form of Class A Membership Interests. The Membership Interests are denominated into Units. The Company will use the Proceeds of this Offering to begin its operations.

SECURITIES BEING OFFERED

The Membership Interests are being offered at a purchase price of $10.00 per Unit. The Minimum Offering Amount for any Investor is $100.00. Upon purchase of Membership Interests, a Member is granted (i) the right to vote on all matters subject to a Class A Member vote; and (ii) the right to receive dividends or disbursements, when the Manager declares such dividends or disbursements. For a complete summary of the rights granted to Members, see the “Securities Being Offered” section below.

COMPENSATION TO MANAGER

In addition to the fees detailed in the “Compensation of the Manager” section below, an Affiliate of the Manager will receive approximately $75,000.00 for the reimbursement of Offering costs upon the release of the Proceeds from escrow once the Proceeds received equals the Minimum Offering Amount. The Manager of the Company will not be compensated through commissions for the sale of the Membership Interests through this Offering.

PRIOR EXPERIENCE OF COMPANY MANAGEMENT

Monica Poole, Manager of the Company’s Manager, XIV-I MANAGER LLC, and other companies, including Affiliates, has provided real estate advisory and brokerage related services since 2001 and leads the direction and execution of transactions across commercial and residential real estate disciplines including acquisitions, dispositions, restructurings, deal sourcing, investment analysis, forecasting and alternative capital structuring over the past 21 years. See the “Manager of the Company’s Manager” section below for a more detailed explanation.

INVESTOR SUITABILITY STANDARDS

The Membership Interests will not be sold to any person unless they are a “Qualified Purchaser”. A Qualified Purchaser includes: (1) an “Accredited Investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933 (the “Securities Act”); or (2) all other Investors who meet the investment limitations set forth in Rule 251(d)(2)(C) of Regulation A. Such persons as stated in (2) above must conform with the “Limitations on Investment Amount” as described in the next below.

Each person purchasing Membership Interests will be subject to the terms of the Operating Agreement, a copy of which attached hereto as Exhibit 3.

Each person acquiring Membership Interests may be required to represent that he, she, or it is purchasing the Membership Interests for his, her, or its own account for investment purposes and not with a view to resell or distribute the securities.

Each prospective purchaser of Membership Interests may be required to furnish such information or certification as the Company may require determining whether any person or entity purchasing Membership Interests is an Accredited Investor if such is claimed by the Investor.

LIMITATIONS ON INVESTMENT AMOUNT

For Qualified Purchasers who are Accredited Investors, there is no limitation as to the amount invested through the purchase of Membership Interests. For non-Accredited Investors, the aggregate purchase price paid to the Company for the purchase of the Membership Interests cannot be more than 10% of the greater of the purchaser’s (1) annual income or net worth, if purchaser is a natural person; or (2) revenue or net assets for the purchaser’s most recently completed fiscal year if purchaser is a non-natural person.

Different rules apply to Accredited Investors and non-natural persons. Each Investor should review Rule 251(d)(2)(i)(C) of Regulation A before purchasing the Membership Interests.

COMMISSIONS FOR SELLING Membership Interests

The Membership Interests will be offered and sold directly by the Company via the Manager. No commissions for selling the Membership Interests will be paid to the Company or the Manager.

The Company has engaged Andes Capital, an independent FINRA registered broker-dealer, to assist the Company with the sales of the Membership Interests in exchange for a 1.0% commission on the Company’s aggregate sales of the Membership Interests.

The Company will pay Andes Capital an “Selling Commission” equal to 4.0% of the aggregate Proceeds received by the Company through Andes Capital’s direct introductions and introductory efforts (see “Plan of Distribution” below).

NO LIQUIDITY

There is no public market for the Membership Interests, and none is expected to develop. Additionally, the Membership Interests will be non-transferable, except as may be required by law, and will not be listed for trading on any exchange or automated quotation system (see “Securities Being Offered” below). Prospective Investors are urged to consult their own legal advisors with respect to secondary trading of the Membership Interests (see “Risk Factors” below).

LEVERAGING THE PORTFOLIO

The Company may utilize funds provided by third parties to leverage the potential value of the Company’s property asset portfolio. The Manager has the sole discretion as to the use of such leverage, and the terms of any such agreement between the Company and the third party providing such funds.

CONFLICTS OF INTEREST	See “Risk Factors” below starting on Page 8, and also see “Conflicts of Interest” below beginning on Page 35.
COMPANY EXPENSES

Except as otherwise provided herein, the Company shall bear all costs and expenses associated with the Offering, the operation of the Company, including, but not limited to, the annual tax preparation of the Company's tax returns, any state and federal income tax due, accounting fees, filing fees, independent audit reports, costs and expenses associated with the acquisition, rehabilitation, holding and management of real estate and costs and expenses associated with the disposition of real estate.

FORWARD-LOOKING STATEMENTS

Investors should not rely on forward-looking statements because they are inherently uncertain. Investors should not rely on forward-looking statements in this Offering Circular. This Offering Circular contains forward-looking statements that involve risks and uncertainties. The use of words such as “anticipated,” “projected,” “forecasted,” “estimated,” “prospective,” “believes,” “expects,” “plans,” “future,” “intends,” “should,” “can,” “could,” “might,” “potential,” “continue,” “may,” “will,” and similar expressions identify these forward-looking statements. Investors should not place undue reliance on these forward-looking statements, which may apply only as of the date of this Offering Circular, and the Company undertakes no obligation to publicly update or revise any forward-looking information, other than as required by applicable law.

INVESTOR SUITABILITY STANDARDS

All persons who purchase the Units of the Fund pursuant to the Subscription Agreement, attached hereto as Exhibit 4, must comply with the Investor Suitability Standards as provided below. It is the responsibility of the purchaser of the Units to verify compliance with the Investor Suitability Standards. The Fund may request that Investor verify compliance, but the Fund is under no obligation to do so. By purchasing Units pursuant to this Offering, the Investor self-certifies compliance with the Investor Suitability Standards. If, after the Fund receives Investor’s funds and transfers ownership of the Units, the Fund discovers that the Investor does not comply with the Investor Suitability Standards as provided, the transfer will be deemed null and void ab initio and the Fund will return Investor’s funds to the purported purchaser. The amounts returned to the purported purchaser will be equal to the purchase price paid for the Units less any costs incurred by the Fund in the initial execution of the null purchase and any costs incurred by the Fund in returning the Investor’s funds. These costs may include any transfer fees, sales fees/commissions, or other fees paid to transfer agents or brokers.

The Fund’s Units are being offered and sold only to “Qualified Purchasers” as defined in Regulation A.

Qualified Purchasers include:

(i) “Accredited Investors” defined under Rule 501(a) of Regulation D (as explained below); and

(ii) All other Investors so long as their investment in the Fund’s Units does not represent more than 10% of the greater of the Investor’s, alone or together with a spouse or spousal equivalent, annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons).

The Units are offered hereby and sold to Investors that meet one of the two categories above, to qualify as an Accredited Investor, for purposes of satisfying one of the tests in the Qualified Purchaser definition, an Investor must meet one of the following conditions:

1) An Accredited Investor, in the context of a natural person, includes anyone who:

(i) Earned income that exceeded $200,000 (or $300,000 together with a spouse or spousal equivalent) in each of the prior two years, and reasonably expects the same for the current year or

(ii) Has a net worth over $1 million, either alone, or together with a spouse or spousal equivalent (excluding the value of the person’s primary residence), or

(iii) Holds in good standing a Series 7, 65, or 82 license.

2) Additional Accredited Investor categories include:

(i) Any bank as defined in Section 3(a)(2) of the Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to Section 15 of the Securities and Exchange Act of 1934 (the “Exchange Act”); any insurance company as defined in Section 2(13) of the Exchange Act; any investment company registered under the Investment Fund Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act; any Small Business Investment Fund (SBIC) licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; any plan established and maintained by a State, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5 million any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment advisor, or if the employee benefit plan has total assets in excess of $5 million or, if a self-directed plan, with investment decisions made solely by persons who are Accredited Investors;

(ii) Any private business development company as defined in Section 202(a)(22) of the Investment Advisors Act of 1940;

(iii) Any organization described in Section 501(c)(3)(d) of the Internal Revenue Code of 1986, as amended (the “Code”), corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5 million;

(iv) Any director or executive officer, or fund of the issuer of the securities being sold, or any director, executive officer, or fund of a fund of that issuer;

(v) Any trust, with total assets in excess of $5 million, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Section 506(B)(b)(2)(ii) of the Code; or

(vi) Any entity in which all of the equity owners are Accredited Investors as defined above.

The Fund reserves the right to reject any Investor’s subscription in whole or in part for any reason, including if the Fund determines in its sole and absolute discretion that such Investor is not a “Qualified Purchaser” for purposes of Regulation A.

IDENTIFICATION OF AFFILIATES

“Affiliates” of the Company shall mean any jointly-owned entities associated with the Company, as listed below:

MCE POOLE, INC., d/b/a Dwelling Space Real Estate, a Georgia corporation

Role: Licensed real estate broker

Ownership: Wholly-owned by Monica Poole, the Manager of the Company’s Manager

Description: MCE POOLE, INC. may serve as the Company’s licensed real estate broker in property transactions

XIV-I MANAGER LLC, a Georgia limited liability company

Role: The Manager of the Company

Ownership: Wholly-owned by Monica Poole, the Manager of the Company’s Manager

Description: XIV-I MANAGER LLC serves as the Manager of the Company

XIV-I, INC., a Georgia corporation

Role: The Sponsor of the Company

Ownership: Wholly-owned by Monica Poole, the Manager of the Company’s Manager

Description: Sole owner of the Company’s Class B Membership Interests

STATE LAW EXEMPTION

As a Tier II Offering pursuant to Regulation A under the Act, this Offering is exempt from state law “blue sky” review, subject to meeting certain state filing requirements and complying with certain anti-fraud provisions, to the extent that the Membership Interests offered hereby are offered and sold only to “Qualified Purchasers” or at a time when the Membership Interests are listed on a national securities exchange, if at all.

RISK FACTORS

Any investment in the Membership Interests involves a significant degree of risk and is suitable only for Investors who have no need for liquidity in this investment. When analyzing this Offering, prospective Investors should carefully consider each of the following risks.

INVESTMENT RISKS

The Offering Price and Minimum Investment Amount have been arbitrarily determined by the Company and do not reflect the value of the assets that have been or will be acquired by the Company.

The Offering price per Unit and the Minimum Investment Amount have been arbitrarily determined by the Company and do not bear any relationship to the assets that have been or are to be acquired by the Company or any other established criteria or indicia for valuing a business. The Manager may (in its sole and absolute discretion) accept or require a lesser or greater Minimum Investment Amount pursuant to a submission and subsequent qualification of a Post qualification amendment. In addition, the assets that are to be acquired by the Company could have a higher or lower value than the Offering price, which may result in the valuation of the Company being lower or higher than the Offering price.

Investment in the Membership Interests is speculative, and each Investor assumes the risk of losing his, her, or its entire investment.

Investment in these Membership Interests is speculative, and by investing, each Investor assumes the risk of losing the entire investment. The Company has limited operations as of the date of this Offering Circular and will be solely dependent upon the efforts of the Manager to develop and manage the property asset portfolio that is developed, all of which are subject to the risks described herein. Accordingly, only Investors who are able to bear the loss of their entire investment and who otherwise meet the Investor Suitability Standards should consider purchasing these Membership Interests.

The Company’s ability to commence operations is dependent on its ability to raise funds.

In order to execute the Plan of Operations, the Company will require varying amounts of capital based on the properties the Company intends to acquire. The Company’s ability to commence operations is largely dependent upon its ability to raise funds through this Offering and thereby securing its real estate property investments. Investors should be aware that there is no assurance that the Company will obtain capital investments necessary to commence operations and become profitable. In addition, receipt of capital investments of less than the Maximum Offering Amount will reduce the ability of the Company to spread investment risks through diversification of its property asset portfolios.

There is no federal registration therefore there is limited governmental review.

This Offering has not been registered with the U.S. Securities and Exchange Commission or with any state regulators. Although certain states require notice filing pursuant to pertinent state securities laws, the Offering is largely subject to limited governmental review.

There is limited redemption and transferability of Membership Interests and no public market for the Membership Interests.

Membership Interests cannot redeemed until seven (7) years has elapsed after the issuance of the Membership Interests, except in the Manager’s sole and absolute discretion, and with the Manager’s prior written consent. There is no public market for the Membership Interests, and none is expected to develop in the future. Even if a potential buyer could be found, the transferability of these Membership Interests may be limited. Investors must be capable of bearing the economic risks of this investment with the understanding that these Membership Interests may not be liquidated by resale or redemption and should expect to hold their Membership Interests as a long-term investment (see “Securities Being Offered” below).

There is no guarantee of reaching Maximum Offering Amount.

There is no assurance that the Company will obtain capital investments equal to the amount required to close the Offering. In addition, receipt of capital investments of less than the Maximum Offering Amount may reduce the ability of the Company to spread investment risks through diversification of its real estate property asset portfolio or debt portfolio.

No assurance can be provided that the Maximum Offering Amount will be adequate working capital and/or will absolve the need for additional financing.

In the opinion of the Manager, if the maximum number of Membership Interests being offered is sold, the Company may have sufficient working capital to achieve its planned operations. However, there can be no assurance that even if the maximum number of Membership Interests is sold that the Company would not be required to seek alternative or additional sources of financing. The Company is not restricted in the application of the funds as provided within this Offering Circular under the caption “Use of Proceeds” below.

Terms of the Membership Interests may not be favorable to prospective Investors.

The Manager has set the terms of the Membership Interests in a manner which is favorable to the Company and has not tried to consider the favorability or suitability of such terms for any prospective Investors.

The Company may employ leverage, resulting in the Membership Interests being subordinate to any debt incurred by the Company.

Any indebtedness incurred by the Company (e.g., through a credit line, borrowing from the Manager, an Affiliate financer, etc.) may expose the Investors to substantially greater risk. Any debt incurred by the Company may be senior to the Investors and may have priority of payment. If there are no sufficient cash flows generated from the operations of the Company and the Company has to pay Investors, it may affect the Company’s ability to make distributions to Investors. In addition, leverage may involve restrictive covenants, interest obligations and other risks that are customary to organizations that employ leverage in financing their investments.

The Company will invest in assets that have not yet been identified, therefore, potential Investors will be unable to evaluate the Company’s property asset portfolio prior to making their investment.

None of the specific assets in which the Company will invest in are identified at this time. Therefore, any potential Investor is unable to evaluate the property assets portfolio to determine whether to invest in the Company. However, the general business goals of the Company are to invest in properties as further described herein. The Company may later have specific, identifiable portfolio data which Investors may review upon their prior written request to the Company.

The Company has the right to change its asset profile; there is no guarantee that the asset profile will not change substantially over time.

The Company reserves the right (in its sole and absolute discretion) to modify, change or revise its typical investment profile and the mix of properties that it invests in or otherwise participates in, and accordingly, Investors have no guarantee, and should not assume that the investment mix and profile of the Company will not change substantially over time.

The Offering is being undertaken during a period of fluctuating interest rates.

The Offering is being undertaken during a period of rising fluctuating rates, which may impact both the ability of the Company to acquire assets and the return on investments made.

BUSINESS RISKS

There is reliance on key personnel to make all decisions with respect to the management of the Company, therefore, Investors will have very limited choice in the management decisions.

The Manager of the Company will make virtually all decisions with respect to the management and day-to-day operations of the Company including, without limitation, the determination as to which properties to invest in and the terms of the investment. The Investors will have very limited voice in the management decisions of the Company and can exercise only a limited (if any) amount of control over the Company. The Company gives no assurance that the Company will operate at a profit or positive cash flow. The Company is dependent to a substantial degree on the continued services of the Manager of the Company’s Manager. In the event of the death, incapacity or other termination of the Manager of the Company’s Manager, the business and operations of the Company may be adversely affected. Furthermore, all investments related to specific property assets will be undertaken by the Company without the Investors having any ability to directly affect such transactions.

The Company’s key personnel are not required to devote full-time to the business of the Company.

The Manager of the Company’s Manager is not required to devote their individual capacity full-time to the Company's affairs, but only such time as the affairs of the Company may reasonably require.

The Company’s key personnel have limited prior experience in operating a blind-pool real estate investment fund.

The Manager and its key personnel have limited experience in conducting the business of a blind-pool real estate investment fund, such as that of the Company.

No restriction preventing the Manager or its Affiliates from competing with the Company by investing or sponsoring investments similar to those of the Company.

Though neither the Manager nor any Affiliates currently have the intention to do so, there is no restriction preventing the Manager, or any Affiliate, from competing with one another by investing in or sponsoring the formation of other investment groups similar to the Company. The Manager or Affiliates may make decisions that may at times favor persons other than the Company. Unless otherwise mandatorily required to the contrary by applicable law, the Manager and its Affiliates are exonerated from any liability for investment opportunities given to other persons, including (without limitation) Affiliates, as is described further in the Operating Agreement. A discussion of Conflicts of Interests can be found below.

Delays in the participation in the investment yield by Investors may occur.

There may be a delay between when subscription funds are accepted from Investors and when such Investors are accepted as Members of the Company. Such delays may result from the Manager having to verify an Investor’s suitability and admissibility as a Member and accept the Investor as a Member.

Management and investment practices of the Company are not regulated by federal or state authorities.

The management and investments of the Company are not regulated by the Securities and Exchange Commission or state regulatory authorities, except to the extent that the Offering will be qualified by the SEC, or except to the extent the properties themselves are subject to certain legal standards such as zoning or building codes. While the Company will use its best efforts to comply with all laws, including federal, state and local laws and regulations, there is a possibility of governmental action to enforce any alleged violations of laws which may result in legal fees and damage awards that would adversely affect the Company and its ability to distribute income to Investors.

Investment in the Company involves certain tax and ERISA risks of which Investors should be aware.

An investment in the Company involves certain tax risks of general application to all Investors and certain other risks specifically applicable to Keogh accounts, Individual Retirement Accounts and other tax-exempt Investors (see “Federal Income Tax Considerations” and “ERISA Considerations” below).

Fluctuations in the real estate market may affect the profitability of the Company and may not be able to liquidate their investment to take advantage of higher available returns.

Real estate markets are subject to abrupt and substantial fluctuations and the purchase of Membership Interests are a relatively illiquid investment. Investors may wish to liquidate their investment to take advantage of higher available returns but may be unable to do so due to restrictions on transfer, redemption, and withdrawal.

Risks of leveraging the Company’s asset portfolio include assigning a portion of or the entire Company’s asset portfolio as security for obtaining additional capital.

The Company may borrow funds from any third-party sources to fund investments in properties. These additional sources of capital may be secured by assets held by the Company. In order to obtain such additional capital, the Company may assign or encumber part or its entire asset portfolio to the lender or investor. Such money may bear interest at a variable rate. Therefore, if prevailing interest rates rise, the cost of money could reduce the Company’s profitability or cause losses.

Risks of real estate ownership that could affect the marketability and profitability of the properties.

There is no assurance that the Company’s owned properties will be profitable or that cash from operations will be available for distribution to the Investors. Because real estate, like many other types of long-term investments, historically has experienced significant fluctuations and cycles in value, specific market conditions may result in occasional or permanent reductions in the value of property interests. The marketability and value of the properties will depend upon many factors beyond the control of the Company, including (without limitation):

1.	Changes in general or local economic conditions;
2.	Changes in supply of or demand for competing properties in an area (e.g., as a result of over-building);
3.	Changes in interest rates;
4.	Promulgation and enforcement of governmental regulations relating to land use and zoning restrictions, environmental protection and occupational safety;
5.	Condemnation and other taking of property by the government;
6.	Unavailability of mortgage funds that may increase borrowing costs and/or render the sale of a property difficult;
7.	Unexpected environmental conditions;
8.	Financial conditions of tenants, ground lessees, ground lessors, buyers and sellers of properties;
9.	Changes in real estate taxes and any other operating expenses;
10.	Energy and supply shortages and resulting increases in operating costs or the costs of materials and construction;
11.	Various uninsured, underinsurance or uninsurable risks (such as losses from terrorist acts), including risks for which insurance is unavailable at reasonable rates or with reasonable deductibles;
12.	Imposition of rent control; and,
13.	Acts of nature, including, but not limited to, pandemics, weather events, and other natural disasters.

There are a number of risks involved in investing in development, redevelopment and undeveloped properties.

The Company anticipates that it will invest in existing properties that require varying degrees of development. In addition, some properties may be under construction or under contract to be developed or redeveloped. Properties that involve development or redevelopment will be subject to the general real estate risks described above and will also be subject to additional risks, such as unanticipated delays or excess costs due to factors beyond the control of the Company. These factors may include (without limitation):

1.	Strikes;
2.	Adverse weather;
3.	Governmental prohibition;
4.	Epidemics;
5.	Earthquakes, Hurricanes, and other "force majeure" events;
6.	Changes in building plans and specifications;
7.	Zoning, entitlement and regulatory concerns, including changes in laws, regulations, elected officials, and government staff;
8.	Material and labor shortages;
9.	Increases in the costs of labor and materials; changes in construction plans and specifications; rising energy costs; and
10.	Delays caused by the foregoing (which could result in unanticipated inflation, the expiration of permits, unforeseen changes in laws, regulations, elected officials and government staff, and losses due to market timing of any sale that is delayed).

Delays in completing any development or renovation project will cause corresponding delays in the receipt of operating income and, consequently, the distribution of any cash flow by the Company with respect to such property.

The Company is eligible for certain tax credits that may no longer be available in the future.

The Company may utilize certain tax credits to fund certain of its acquisition and construction expenses. In the future, the authorities providing these tax credits may eliminate the tax credits or change the eligibility criteria to use the tax credits, therefore negatively affecting the Company’s access to this type of funding. Should the Company lose access to tax credits or is eligible to less, its business, operating results, financial condition, and prospects could be materially and adversely affected, and the Company may be unable to continue operations.

There are risks associated if buying contaminated property assets.

The Company may acquire or invest in properties with known environmental conditions for the purpose of remediating the contamination. Following completion of the remediation, such properties would generally be rented. If the Company does not remediate the environmental condition of a property sufficiently, liability may arise from persons who rented the property. This may cause the Company to defend a lawsuit or regulatory action, in addition to remediating the property. This may cause the profits for the Company and any investment to be affected.

Properties invested in by the Company that may not comply with the Americans with Disabilities Act and other changes in governmental rules and regulations could have adverse consequences to the Company’s profitability.

Under the Americans with Disabilities Act of 1990 (the "ADA"), all public properties are required to meet certain federal requirements related to access and use by disabled persons. Properties acquired by the Company or in which it makes a property investment may not be in compliance with the ADA. If a property is not in compliance with the ADA, then the Company may be required to make modifications to such property to bring it into compliance, or face the possibility of imposition, or an award, of damages to private litigants. In addition, changes in governmental rules and regulations or enforcement policies affecting the use or operation of the properties, including changes to building, fire and life-safety codes, may occur which could have adverse consequences to the Company.

Unforeseen Changes

While the Company has enumerated certain material risk factors herein, it is impossible to know all risks which may arise in the future. In particular, Investors may be negatively affected by changes in any of the following: (i) laws, rules, and regulations; (ii) regional, national, global economic factors, and/or real estate trends; (iii) the capacity, circumstances, and relationships of partners of Affiliates, the Company, or the Manager; or (iv) the presence, availability, or discontinuation of real estate and/or housing incentives.

The Company continuously encounters changes in its operating environment, and the Company may have fewer resources than some of its competitors to continue to adjust to those changes. The operating environment of the Company is undergoing rapid changes, with frequent introductions of laws, regulations, competitors, market approaches, and economic impacts. Future success will depend, in part, upon the ability of the Company to address the needs of its Investors, sponsors, and clients by adapting to those changes and providing products and services that will satisfy the demands of their respective businesses and projects. Many of the competitors have substantially greater resources to adapt to those changes. The Company may not be able to effectively react to all of the changes in its operating environment or be successful in adapting its products, services, and approach.

DILUTION

Only Class A Membership Interests are being offered through this Offering to Investors. There have not been any transfers or sales of the Company’s Class A Membership Interests within the past year to affiliated persons of the Company.

The Company has issued 1,000 of its Class B Membership Interests to an Affiliate of the Company, XIV-I, INC., for an initial capital contribution of $25,000.00 to commence the Company’s operations.

PLAN OF DISTRIBUTION

The Offering will be conducted through general solicitation, direct solicitation, and other marketing efforts, and Investors will be directed to the Portal to invest through this Offering. The Manager has engaged KoreConX, as its transfer agent, and Andes Capital Group LLC (“Andes Capital”), as an independent FINRA broker-dealer to assist the Company in selling the Membership Interests. The Manager is not engaging an underwriter for the sale of the Membership Interests. The Offering is being conducted on a best-efforts basis, which means the Manager and the broker-dealer will use commercially reasonable best efforts in an attempt to sell the Membership Interests. The Manager of the Company’s Manager will not receive any commission or any other remuneration for these sales, relying on the safe harbor from broker-dealer registration set forth in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended. The Manager has engaged Andes Capital, a FINRA registered broker-dealer, to serve as broker of record for the Offering in exchange for a 1.0% commission on the Company’s passive sales of the Membership Interests.

The Manager has engaged North Capital Private Securities Corporation (the “Escrow Agent”) to hold Investor funds in an escrow account until the Minimum Offering Amount is met. If the Proceeds received by the Company do not meet the minimum of $1,000,000.00, then the Manager will instruct the Escrow Agent to return Investor funds promptly. If, however, the Minimum Offering Amount is met, then there may be a delay between the time the Investor submits the funds, and the time the Company receives those Investor’s funds.

The Manager will not limit or restrict the sale of the Membership Interests during this 12-month Offering. No market exists for the Membership Interests and no market is anticipated or intended to exist, therefore there is no plan to stabilize the market for any of the securities to be offered.

The Manager of the Company’s Manager is engaged in the Company’s business of developing real estate investments, and is not, or has ever been, a broker nor dealer of securities. The Manager of the Company’s Manager will not be compensated in connection with the sale of securities through this Offering. The Manager believes that any and all associated persons of the Company are not deemed to be brokers under Exchange Act Rule 3a4-1 because: (1) no associated person of the Company is subject to a statutory disqualification, as that term is defined in section 3(a)(39) of the Exchange Act at the time of their participation; (2) no associated person of the Company will be compensated in connection with his participation by the payment of commissions or by other remuneration based either directly or indirectly on transactions in connection with the sale of securities through this Offering; (3) no associated person of the Company is an associated person of a broker or dealer; (4) associated person of the Company perform substantial duties for the Company other than the sale or promotion of securities; (5) no associated person of the Company has acted as a broker or dealer within the preceding twelve months of the date of this Offering Circular; (6) no associated person of the Company will participate in selling this Offering after more than twelve months from the Effective Date of the Offering.

Andes Capital has agreed to act as broker of record to assist in connection with this Offering. Andes Capital is not purchasing or selling any securities offered by this Offering Circular, nor is it required to arrange the purchase or sale of any specific number or dollar amount of securities. Andes Capital may engage other brokers to sell the securities on their behalf. Andes Capital will receive compensation for all passive sales (“Passive Commission”) of the Units offered and sold pursuant to this Offering Circular at a rate of 1.0% of the gross Proceeds for a maximum of $750,000. For the aggregate Proceeds received by the Company through Andes Capital’s direct introductions and introductory efforts, the Company will pay Andes Capital a “Selling Commission” equal to 4.0% of the such Proceeds received by the Company. Andes Capital may work with other registered broker-dealers to sell the Membership Interests. As of the date of this Offering Circular, it is unknown how many of the Membership Interests will be sold through the direct selling efforts of Andes Capital.

The Manager intends to publicly market the Offering using general solicitation through methods including emails to potential Investors, the internet, social media, and any other means of widespread communication.

The Offering Circular will be furnished to prospective Investors via download 24 hours per day, 7 days per week on the Company’s website at www.investinxiv.com and via of the EDGAR filing system.

The following table shows the total discounts and commissions payable to Andes Capital in connection with this Offering by the Company:

	Price Per Unit	Total Offering
Public Offering Price	$10.00	$75,000,000

Passive Commission Commissions	$0.10	$750,000*
Proceeds, Before Expenses	$9.90	$74,250,000

*This represents the maximum potential passive commissions due to Andes Capital. The commissions due may be more than this number, depending on the success of Andes Capital’s direct sales efforts; the potential commissions due Andes Capital will not exceed $3,000,000.00.

Other Terms

Andes Capital has also agreed to perform the following services in exchange for the compensation discussed above:

•	Act as the Broker of Record for 1-A (SEC), 5110 (FINRA) and Blue-Sky (States & Territories) filings;
•	Provide introductions and coordination with engaging additional parties and service providers;
•	Assist with use of an “Issuer Reg A Raise” website where potential and current investors begin the process of onboarding/investing by entering their interest, required personal information and review and sign all offering related documentation;
•	Perform AML/KYC on all investors;
•	Coordinate with Registered Transfer Agent of the Company;
•	Coordinate with the escrow agent of the Company for funds raised;
•	Coordinate with the Company’s legal partners;
•	Provide other financial advisory services normal and customary for similar transactions and as may be mutually agreed upon by Andes Capital and the Company (collectively, the “Services”); and,
•	“Payment Rails” for the use of providing investors with the ability to invest in the offering using credit cards and/or ACH.

In addition to the commissions described above, the Company will also pay a pass-through fee of $11,750.00 ($500.00 plus 0.015% of the Maximum Offering Amount), payable to Andes Capital as reimbursement for the FINRA Corporate Filing Fee. The Company will bear all expenses incident to the issuance, offer, sale and delivery of the Offering. The maximum compensation due to Andes Capital is the sum of all Membership Interests sold through Andes Capital’s direct efforts plus the reimbursement for the FINRA Corporate Filing Fee, which totals $3,011,750.00.

Selling Security Holders

There are no selling security holders in this Offering.

USE OF PROCEEDS

The Company intends to raise Offering Proceeds to engage in the following activities: (i) acquiring, (ii) managing, (iii) developing, (iv) rehabilitating, (v) preserving, and (vi) liquidating affordable housing real property assets, including for-lease multi-family, for-sale single-family, and unimproved land properties in the Atlanta, Georgia metropolitan area, and other metropolitan areas within the Southeastern United States. While these anticipated uses will not change if the Maximum Offering Amount is not reached, the Company may not be able to acquire a diverse portfolio of affordable real property assets if substantially less than the Maximum Offering Amount is raised through the Offering. The Company will commence operations when the Minimum Offering Amount of $1,000,000.00 in Proceeds are raised. The Company may engage in joint ventures with third parties using the Proceeds of the Offering.

The Net Proceeds (or “Net Deployable Proceeds”) from this Offering will not be used to compensate or otherwise make payments to the Manager or Members of the Company, unless and to the extent it is as otherwise stated below.

Percentage of Proceeds	100%	75%	50%	25%
Gross Offering Proceeds	$75,000,000.00	$56,250,000.00	$37,500,000.00	$18,750,000.00
Estimated Commissions (1)	$750,000.00	$562,500.00	$375,000.00	$187,500.00
Initial Offering Expenses (2)	$100,000.00	$100,000.00	$100,000.00	$100,000.00
Net Deployable Proceeds (3)	$74,150,000.00	$55,587,500.00	$37,025,000.00	$18,462,500.00

(1) Andes Capital, an independent FINRA registered broker-dealer, is assisting the Company to sell the Membership Interests on a best-efforts basis, in exchange for a 1.0% commission on the aggregate amount raised by the Company. This does not include direct sales by Andes Capital, which carry a 4.0% commission. If the gross Proceeds received by the Company were solely from the direct selling efforts of Andes Capital, the maximum commissions due to Andes Capital would be $3,000,000. No commissions for selling Membership Interests will be paid to the Manager.

(2) The initial expenses associated with this Offering, including legal and accounting expenses, have been or will be paid by Affiliates of the Company, which will be reimbursed from the Proceeds from the Offering. An Affiliate of the Company, XIV-I, INC. (the “Sponsor”), in exchange for payment of initial organizational and Offering expenses on behalf of the Company, has been issued 1,000 Class B Membership Interests, which represent 100% of the Company’s Class B Membership Interests. Additionally, the Company intends to reimburse Affiliate MCE POOLE, INC. for organizational and Offering expenses incurred on behalf of the Company in excess of $25,000.00, which are estimated to be approximately $100,000.00. The reimbursement amount to MCE POOLE, INC. is estimated to be $75,000.00 as of the Date of this Offering Circular.

(3) Net Deployable Proceeds to the Company only reflect an approximation of the Proceeds, less estimated commissions to the broker-dealer, less the deduction of organization and offering expenses reimbursement to the Manager. Any expenses associated with the Membership Interests and/or other investments of the Company shall be paid by the Company in accordance with the terms set forth herein and in the Operating Agreement.

The foregoing represents the Manager’s best estimate of the allocation of the Proceeds of this Offering based on the planned Use of Proceeds for the Company’s operations and current objectives. The Manager will not raise funds from other sources in order to fund the Company’s operations, except the possible use of leverage from third-party, trusted lenders for the acquisition or refinancing of properties. Notwithstanding the foregoing, the Manager may borrow money from financiers, other lenders, or banks to fund its investments, who are not yet identified as of the date of this Offering Circular, as the Manager does not have any agreements with any financers, lender, or banks to borrow funds on behalf of the Company.

None of the Net Proceeds of the Offering (allowing for reserves) are committed to specific properties or allocated to a specific property type. The Manager intends to use the Proceeds as stated above and expects the Use of Proceeds to remain substantially the same whether the Maximum Offering Amount is met or some lesser portion thereof. However, the Manager reserves the right to use the Proceeds of this Offering in any manner in its sole discretion.

In all instances, if and upon qualification of this Form 1-A by the SEC, the Company will need working capital to maintain its general existence and comply with its reporting obligations. In addition to changing allocations because of the amount of Proceeds received, the Manager may change the Use of Proceeds because of required changes in the business plan and operating expenses. The Manager reserves the right to use the Proceeds of this Offering in any lawful business activity in which a Delaware limited liability company may engage.

Use of Proceeds to Discharge Debt

Currently, there is no debt associated with the Company. No amounts of the Proceeds are anticipated to discharge existing Company debt.

Method of Depreciation

The Manager will use basic GAAP Principles, and the depreciation method will be implemented per project at the maximum allowable deprecation schedule that will best benefit all Investors. The method of appraisal will be conducted by a certified third-party appraisal, and/or a combination of market data and income potential.

Maximum Leverage Expected to be Used

The Manager intends to use a stabilized leverage ratio is 60% at the fund level and as much as 75% on an individual asset. These ratios will be derived from the greater of asset cost basis or fair market value of asset.

DESCRIPTION OF THE BUSINESS

XIV-I Invest 1, LLC is real estate company, newly-formed as a Delaware limited liability company on February 7, 2022. The Company primarily seeks to preserve and create financially-inclusive multi-family and single-family residential housing opportunities in the Atlanta, Georgia metropolitan statistical area, as well as other major metropolitan areas in the Southeastern United States, such as Charlotte, North Carolina and Jacksonville, Florida. The Company may also invest in other major metropolitan areas within the United States having populations above 580,000.

The Company intends to acquire and manage a portfolio of real estate assets as investments positioned in corridors of expected growth. The Company will target mixed-use and single-use projects, multi-family assets, single-family assets, and unimproved land for investment. The Company believes these asset classes are positioned for consistent growth and will address the need for more affordable and financially-inclusive housing in the United States.

The Company’s Mission of Inclusivity

The Company intends to engage in “impact investing,” which means the Company hopes to affect positive, measurable change in society and the environment through the creation and preservation of affordable housing, while generating a return for Investors. The Company emphasizes acquiring and developing “financially-inclusive” assets, which it defines as affordable and workforce housing, as well as housing for individuals earning median or near-median income of their geographic locale.

The Company also intends to create a diverse and inclusive equity ownership group that reflects the communities where the Company’s investment properties are located. This includes building an ownership group comprised of diverse economic classes, ethnicities, genders, and racial groups; however, nothing in this statement is intended to preclude any potential Investor in this Offering. The Company seeks to achieve this diverse ownership group by encouraging tenants, owners, and other community stakeholders where the Company operates to become Investors; the Company will market this Offering to persons in the communities where the property assets are located, including marketing to tenants of the Company’s properties. There will be no special treatment given nor additional conditions applied to such Investors.

The Company will seek to collaborate with public and private partnerships through the integration of local incentives, including federal tax credits, subsidized acquisition, permanent financing, and green retrofitting, to drive housing affordability and sustainability. The Company will identify such partnerships as appropriate and applicable, and has not arranged any specific partnerships as of the date of this Offering Circular.

The Manager must raise a minimum of $1,000,000.00 on behalf of the Company prior to the Proceeds from this Offering being released from the escrow account into the Company’s operating account. The Manager expects to use the Net Proceeds from this Offering to purchase and manage assets, pay for operating costs of the Company, and pay fees and costs associated with this Offering, including marketing costs, legal and accounting fees.

Target Market Demographic Information

	April 1, 2020 Population Estimates Base	2020 Population Estimate (as of July 1)	2021 Population Estimate (as of July 1)
Atlanta, GA Metropolitan Area	6,089,815	6,101,146	6,144,050
Charlotte, NC Metropolitan Area	2,660,329	2,669,665	2,701,046
Jacksonville, FL Metropolitan Area	1,605,848	1,611,388	1,637,666

*These figures are from the United States Census Bureau’s Metropolitan and Micropolitan Statistical Areas Population Totals and Components of Change: 2020-2021. The Manager may invest in real estate assets in other metropolitan areas in the United States at its discretion.

The Company intends to primarily invest in real estate assets in metropolitan Atlanta, Georgia. According to the United States Census Bureau, the Atlanta area is among the fastest growing metropolitan areas in the United States, with its overall area population growing approximately 15% between 2010 and 2020.

The Company may invest in real estate assets in the Charlotte, North Carolina and Jacksonville, Florida metropolitan areas as well. While having a smaller population than the Atlanta, Georgia area, United States Census Bureau data indicates metropolitan Charlotte and metropolitan Jacksonville have grown approximately 50% and 19% from 2010 to 2020, respectively.

While the Company intends to invest in the markets listed above, the Manager may cause the Company to invest in other locations, depending upon the availability of suitable investment opportunities.

Investment Objectives

The Manager intends to selectively invest in financially-inclusive, housing-related assets that will allow the Company to:

•	Realize competitive, risk-adjusted returns through distributable cash, comprehensive net operating income growth, and asset appreciation
•	Collaborate with public and private entities to integrate local housing incentives to preserve, protect, and create affordable housing options within the communities where the Manager causes the Company to acquire property
•	Preserve, protect and return invested capital
•	Provide an investment vehicle for Investors desiring an integrated and novel approach to addressing diversity, environment, inclusive economics, and parity of access
•	Create value for community members, Investors, and the environment through inclusionary fundraising and coherent management practices

Investment Strategy

The Company primarily seeks to acquire, develop, rehabilitate, and lease affordable multi-family housing The Company may acquire for-sale, single-family homes up to 3,000 square feet, suitable for redevelopment as affordable housing. The Company may also acquire and develop unimproved property as affordable single-family and multi-family housing.

The Company anticipates acquiring target properties with a gross purchase price up to $45,000,000, but the Manager may acquire more or less expensive properties depending on market opportunities and the financial condition of the Company.

The Company intends to acquire property assets that are existing, income producing, under development, under construction, or unimproved with development potential. The Manager aims direct the Company to acquire properties expected to provide distributable cash at stabilization and appreciation over a seven-year investment horizon. These investments may include redevelopment, repositioning, such as rehabilitation or rezoning, or ground up development.

The Company may enter into joint ventures with third parties for the acquisition, development, repositioning of properties.

Use of Incentives

The Company plans to take advantage of incentives offered by local and state governments, as well as available federal credits, to lower risk and boost the Company’s returns. The Company has identified the following local and state government incentives, offered through local authorities or housing: (i) Invest Atlanta; (ii) Atlanta Housing (Affordable Housing Programs & Resources); (iii) Housing Authority of DeKalb County; and, (iv) Georgia Department of Community Affairs.

Incentives provided by these authorities include, but are not limited to, the following:

•	Below-Market Rate Loans – These include acquisition and construction loans which carry flexible financing terms, including the ability to subordinate to private capital, below-market equity requirements, and below-market interest rates
•	Subsidized Mortgages – Subsidized mortgages for eligible purchases either through the issuance of single family mortgage revenue bonds or through the provision of capital to buy down of rates on conventional mortgages
•	Down Payment Assistance – Down payment assistance for eligible purchasers to help with down payment requirements from conventional lenders
•	Expedited Permits – Expedited permitting for the production of affordable units

With respect to federal tax credits, the Company plans to deploy both Low-Income Housing Tax Credits (“LIHTC”) and New Markets Tax Credits (“NMTC”) where applicable. Both programs provide project equity that does not require a market return. Additionally, if the project is delivered on time and on budget, the principal amount of the investment does not have to be repaid. The Manager believes the below-market rate return requirements will reduce the Company’s risk and allow the Company to capture more yield.

The Manager believes that partnering directly with local and state authorities may provide additional benefits to the Company, including significantly reducing the cost of acquiring land.

Borrowing Policy

The Company may strategically use leverage to purchase assets and to maximize returns for both its Members and community stakeholders, including tenants. Leverage may be used in the form of senior debt, subordinate debt, tax credit equity, mezzanine financing or other suitable financial structures. The Company intends to use a stabilized leverage ratio is 60% at the Company level and as much as 75% on an individual asset. These ratios will be derived from the greater of asset cost basis or fair market value of asset. The Company intends to utilize competitively priced non-recourse, long-term financing when available. While the Company’s Board of Advisors may advise the Manager on setting the Company’s leverage policies, the Manager may modify the Company’s leverage policy from time to time at its sole discretion.

The Manager intends to direct the Company to, but is under no obligation to, take advantage of the following subsidy and loan programs from housing authorities such as Invest Atlanta:

•	Bond Financing and Housing Trust Funds
•	Federal Opportunity Zones
•	Grants: Grant Programs and Request-for-Proposals
•	New Markets Tax Credit
•	Predevelopment Funding: Preliminary Development Assistance
•	Tax Allocation District (TAD) Financing

In the event the Company decides to take advantage of any of these incentive programs, the Company may be required to alter its business plan or operations to conform to the regulatory requirements demanded by any one or several of these incentive programs.

Management of the Company’s Properties

The Manager intends to contract with third-party property management firms for the Company’s property management needs in order to maximize the value of the properties. All property management standards will be followed in accordance with local and state policies and regulations.

The Manager

The Company operates under the direction of the Manager, which is responsible for directing the management of the Company’s business, day-to-day affairs, and execution of its investment strategy. The Manager may use third-party service providers in connection with its day-to-day business operations. The Company will follow investment guidelines adopted by the Manager and the investment and borrowing policies set forth in this Offering Circular, subject to modification by the Manager. The Manager may establish further written policies on investment and borrowings and will monitor the Company’s administrative procedures, investment operations and performance to ensure that the policies are fulfilled. The Manager may change investment objectives at any time without the approval of the Company’s Class A members.

The Manager performs its duties and responsibilities in accordance with the Company’s Operating Agreement (see Exhibit 3 “Operating Agreement”).

Board of Advisors

The Manager has selected four (4) individuals to serve on its Board of Advisors. The Board of Advisors does not have any authority or control over the operations of the Company, the Manager, or any Affiliates of the Company. Each member of the Board of Advisors (an “Advisor”) will be compensated at an hourly, market rate for services provided. The Manager may change the composition of the Board of Advisors at any time (see the section titled “Board of Advisors,” below).

Employees

As of the date of this Offering Circular, the Company does not have any employees nor does the Company intend to hire any employees that will be directly compensated by the Company. After commencement of the Offering, the Manager may hire additional staff to work for the Manager to further the Company’s business operations.

Fund Life & Exit

The Manager intends to engage in deploying capital for approximately seven (7) years and thereafter commence an orderly disposition of assets and final net distributions to members; however, the Manager will exercise its discretion in light of market conditions and intends to commence liquidation of the Company anytime within five (5) to nine (9) years after initial acquisition of assets. The Company’s term is perpetual and not limited in the Articles of Organization and Operating Agreement.

DESCRIPTION OF PROPERTY

The Company does not currently own any real property or business personal property of any material significance.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

Information and materials contained herein may contain forward-looking statements that are based on the expectations, estimates, projections and assumptions made by or on behalf of the issuer and the Manager. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates,” “continues,” “remains,” “maintains,” and variations of these words and similar expressions are intended to identify forward-looking statements. Forward-looking statements may include, but are not limited to, projections of cash flows, loan repayment or deferment rates, interest rates, increases in financing costs, limits on liquidity, and bond redemptions. These statements are not guarantees of future performance or events and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results, trends, and events may differ materially from what is forecast or assumed in forward-looking statements due to a variety of factors, including, without limitation each of the risk factors stated in the Offering Circular for each respective issue, as well as changes in, but not limited to:

•	the Company’s ability to effectively deploy the proceeds raised in this offering;
•	the Company’s ability to attract and retain investors the investor portal on the investinxiv.com website;
•	risks associated with breaches of the Company’s data security;
•	changes in economic conditions generally and the real estate and securities markets specifically;
•	limited ability to dispose of assets because of the relative illiquidity of real estate investments;
•	intense competition in the real estate market that may limit our potential to attract or retain tenants;
•	increased interest rates and operating costs;
•	decreased rental rates or increased vacancy rates;
•	difficulties in identifying properties to complete, and consummating real estate acquisitions, developments, joint ventures, and dispositions;
•	failure of acquisitions to obtain anticipated results;
•	the ability to retain the executive officer or key personnel of the Manager;
•	the Manager’s ability to retain and hire competent employees and appropriately staff the Company’s operations;
•	the demand for affordable residential housing;
•	the general interest rate environment, which may increase the costs or limit the availability of financings necessary to initiate, purchase, or carry project related loans;
•	projections of losses from loan defaults;
•	borrower behavior affecting loan repayment;
•	prepayment rates and credit spreads; and
•	legislation regarding tax policies;
•	compliance with applicable local. State, and federal laws
•	changes to generally accepted accounting principles, or GAAP

All forward-looking statements speak only as of the date of their publication or, in the case of any document incorporated by reference, the date of that document. All subsequent written and oral forward-looking statements attributable to the issuer, the Manager or any person acting on its behalf are qualified by the cautionary statements in this section. Neither the Company nor the Manager undertakes any obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this offering circular.

The Manager plans to finance the Company’s acquisitions through equity financing, including equity capital raised through this Offering. In addition, the Manager has been engaged in developing the financial, offering, and other materials to begin offering the Membership Interests.

The Company is recently formed and has not yet generated revenue. The Manager is devoting its efforts to establishing the Company’s business and planned principal operations will commence at once the Minimum Offering Amount is raised. Due to start-up nature of the Company’s business, the reported financial information once the Company is capitalized and has assets or liabilities, may not be indicative of future operating results or operating conditions. Because of its structure, the Company is in large part reliant on the Manager grow its business.

There are a number of key factors that will potentially impact the Company’s operating results going forward, including the Company’s ability to obtain high quality properties at reasonable prices, supervise the renovation of those properties, and subsequently rent and/or sell the properties at premium rental income rates and/or sales prices. Another factor is the Manager’s ability to effectively market the Platform and the Offering to Investors. Finally, another factor is the ability to provide a useful Platform for Investors and maintain it effectively to provide the information and technology infrastructure to support the issuance of Membership Interests.

At the time of this filing, the Company has not commenced its operations of purchasing properties, is not capitalized, and has no assets or liabilities, and will not until such time as a closing has occurred.

Liquidity and Capital Resources

The Company expects to finance its business activities through capital contributions from Investors or financing provided to the Company through this Offering. The Manager may cover any deficits through additional capital contributions. At the time of this filing, only an Affiliate, MCE Poole Inc., d/b/a Dwelling Space Real Estate, wholly-owned by Monica Poole, has contributed $25,000.00 to the Company as an initial capital contribution, and has additionally provided approximately $75,000.00 for organization and Offering costs.

In the future, the Company may incur financial obligations related to loans made to the Company by the Manager, Affiliates of the Company, or third-party lenders.

Plan of Operations

The Company expects to launch its Offering in Q1-2023. The Proceeds closed during the next twelve months will be used for the following purposes:

1. Acquire real estate assets (mixed-use and single-use projects, multi-family assets, single-family assets, and unimproved land);;

2. Renovate acquired real estate assets;

3. Rent real property assets to tenants using third-party property management group; and,

4. Sell the real property assets (at the Manager’s discretion).

MANAGER OF THE COMPANY’S MANAGER

Manager of the Company’s Manager

Name	Position	Age	Term of Office	Approximate Hours per week
Monica Poole	Manager of the Manager	54	2022 - Present	Full-time*

* These hours may vary after the Company receives the Proceeds from the Offering.

Monica Poole – Manager of the Manager

An entrepreneur and innovator, Monica Poole serves as the Manager of the Company’s Manager, XIV-I MANAGER LLC, and Chief Executive Officer of the Company’s Sponsor, XIV-I, INC. Additionally, since 2019, Ms. Poole operates MCE Poole Inc., d/b/a Dwelling Space Real Estate, a boutique real estate brokerage and advisory firm based in Atlanta, Georgia. Since 2001, Ms. Poole has provided real estate advisory and brokerage related services and leads the direction and execution of transactions across commercial and residential real estate disciplines, including acquisitions, dispositions, restructurings, deal sourcing, investment analysis, forecasting and alternative capital structuring. Prior to this, Ms. Poole consulted on engagements with Fortune 500 companies in the areas of business systems design, systems development, program management, and organizational change across functional areas, first with Computer Sciences Corporation from 1994-1998, and then with Anderson Consulting, now known as Accenture, from 1998-2000. Ms. Poole received her MBA from Columbia Business School in New York City in 2016, her AB in Mathematics in 1991 from Bryn Mawr College in Pennsylvania, and she is a licensed real estate broker in the state of Georgia.

Business Experience Past 5 Years

Since 2017, Ms. Poole has provided real estate brokerage and advisory services directly resulting in the successful execution of over 95 transactions with an asset value of over $20 million. The disciplines required to execute these transactions span across acquisitions, dispositions, alternative capital structuring, lending knowledge, residential and commercial leasing, construction management, and property valuation techniques for; single-family, multi-family, unimproved land, and commercial real estate investments. Many of these transactions involved purchasers or sellers in and from historically marginalized communities, and focused on the work of extending access to housing affordability, attainability, and financial inclusion.

In addition to providing real estate advisory services, Ms. Poole is responsible for managing all aspects of a boutique real estate brokerage firm, inclusive of arranging for: tax filings with federal and state agencies, compliance with state regulatory agencies, choosing and engaging attorneys, accountants, marketers, personnel, office space, furnishings, technology providers, insurance providers, consultants, construction, architects, designers, engineers, and contractors required to support advisory work.

Duties of the Manager

Offering Services: The Manager is responsible for preparing and approving all marketing materials used by the Company relating to the Offering. The Manager will coordinate the receipt, processing and acceptance of subscription agreements and will oversee administrative support services related to the subscription process. The Manager will oversee the implementation various technology solutions related to this offering, and will create electronic communications in connection with this offering.

Investment Advisory and Acquisition Services: The Manager is responsible for deal sourcing, underwriting, and due diligence, and negotiation of the terms of each acquisition. Potential investments will be presented to the Manager’s Board of Advisors once they pass the initial screening and underwriting by the acquisitions team.

Fund and Asset Management Services: The Manager will evaluate all potential acquisitions to assess whether the asset fits the investment strategy and is accretive to the overall asset portfolio, as well as a compelling investment in its own right. The Manager will also oversee all investments held by the Company on an ongoing basis. Based upon regular site visits, communication with staff managing investments and review of financial analysis, the Manager will develop high-level asset strategies and perform strategic portfolio reviews utilizing input from staff and experienced professionals in design, marketing, construction, project management, risk management, accounting, and sustainability to support the asset level strategies. The Manager is responsible for communicating performance to Investors through semi-annual and annual reports. These reports will contain a description of the Company’s activity during the period as well as financial reports, and high-level asset (multi-family) or asset class (single-family) performance summaries. The manager will select and engage attorneys, accountants, escrow agents, brokers, technology providers, depositaries, and other consultants deemed necessary by the Manager for the performance of services under the Company’s Operating Agreement.

Accounting and Other Administrative Services: The Manager will arrange for accounting and administrative services, legal services, office space, office furnishings, personnel, and other overhead items necessary and incidental to the Company’s business and operations. The Manager will file all reports and returns required to be filed with the SEC and any other regulatory agency. The Manager will maintain all appropriate Company books and records, and will oversee tax and compliance and risk management services and coordinate with independent accountants and other consultants.

No Fiduciary Duty

Pursuant to the terms of the Operating Agreement (attached as Exhibit 3), the Manager does not have a fiduciary duty to the Company or Members of the Company. However, the Manager is under an obligation to deal fairly and in good faith to the Company; a decision by the Manager is presumed to be made in good faith if the Manager subjectively believes such decision to be in the best interests of the Company. Furthermore, the Manager’s liabilities to the Company, the Members, or creditors will be limited to those arising out of a duty of good faith and fair dealing, and specifically does not include liabilities arising out of any fiduciary duties.

BOARD OF ADVISORS

The Manager has selected four (4) individuals to serve on its Board of Advisors.

The duties of the Board of Advisors include:

•	Providing general advice and direction about the Company’s business and affairs, as requested from time to time by the Manager;
•	Making recommendations as to potential investments;
•	Reviewing asset and asset-class business plans;
•	Evaluating the Company’s investment strategy and capital markets outlook; and,
•	Recommending asset disposition strategies based upon regular reviews of hold/sell analysis.

The Board of Advisors does not have any authority or control over the operations of the Company, its Manager, or any Affiliates of the Company. Each member of the Board of Advisors (an “Advisor”) will be compensated at an hourly, market rate for services provided. The Manager may change the composition of the Board of Advisors at any time. The Board of Advisors will never consist of fewer than four (4) persons.

The Board of Advisors is composed of the following individuals:

Sherman Golden – Advisor

Mr. Golden is senior counsel in the Commercial & Public Finance group of the Thompson Hine firm. He focuses his practice on municipal finance, project finance, public-private partnerships (P3) and EB-5 foreign investor capital transactions. He specializes in structured real estate finance and capital formation, including tax-exempt and taxable municipal bonds, synthetic equity through the monetization of available federal and state tax credits, and exempt securities offerings.

Mr. Golden has extensive local and national experience in tax-exempt multi-family and single-family affordable housing and community redevelopment transactions. He has served as bond counsel, underwriter’s counsel, issuer’s counsel and borrower’s counsel on a variety of housing, general obligation, revenue and lease transactions in the municipal market. He has worked with numerous federal subsidy programs for housing, including CDBG, HOME Funds, project-based Section 8, HOPE VI and the Affordable Housing Program (AHP) of the Federal Home Loan Bank. Mr. Golden also has worked with local governmental subsidy programs that provide down payment assistance and rental subsidies.

Mr. Golden earned his B.A. from the University of North Carolina at Chapel Hill in 1976. Mr. Golden graduated from the Georgetown University Law Center in 1982, where he was an Earl Warren scholar and an NAACP Legal Defense Fund Fellow.

Michael Johnson – Advisor

Mr. Johnson is President and Chief Executive Officer of UrbanCore Development, LLC, which he founded in 2012 to focus on public-private, mixed-income residential development projects. Prior to establishing UrbanCore, Mr. Johnson was the founder and president of Em Johnson Interest Inc., a real estate development company based in San Francisco, for 20 years. Over the past 30 years, Mr. Johnson’s companies have been among the largest African-American businesses in the Bay Area. Currently, UrbanCore is under construction on its largest transaction to date, the $210 Million 387-unit Poppy Grove project in Elk Grove, California, one of the largest 100% affordable LIHTC projects in the state, for which UrbanCore secured a total of $325 Million in total capitalization.

Mr. Johnson has two degrees: a Bachelor of Science in Architecture and Urban Planning from the University of Maryland (1976), and a Master of Architecture with a concentration in Real Estate Development from Georgia Institute of Technology (1979).

Tayani Suma – Advisor

Ms. Suma is the President & CEO of Levanta Residential, LLC, the single-family development affiliate of The Integral Group, LLC. The mission of this The Integral Group, LLC is to increase homeownership and wealth building in black and brown communities using various approaches to products and services. One such approach embraces new urbanism planning principles by developing single-family neighborhoods based on “missing middle” building solutions. Another approach creates a pool of new landlords and their rent-to-own purchasers, which creates a regular flow of renters that transition to ownership.

Ms. Suma sees affordable housing initiatives as critical components of stable mixed-income neighborhoods, especially in urban spaces with burgeoning gentrification.

Roderick W. Teachy – Advisor

Mr. Teachy’s expansive and diversified real estate experience, which spans from 1992, includes the ground-up development of affordable, mixed-income, and market-rate multi-family and mixed-use developments, along with institutional asset management, investment, and underwriting. Mr. Teachy’s focus has most recently been in the development of affordable and workforce housing in the City of Atlanta. During his career in development, he has led the development of over $500 million in total capitalization of multi-family housing and has overseen all aspects of the full-development cycle. His real estate career has primarily been based in Atlanta, with exposure to several markets throughout the country including Fort Worth, Texas and Cincinnati, Ohio, and various submarkets in Florida including Jacksonville, Sarasota and Ft Myers.

In July 2016, Mr. Teachy joined Wingate Companies as Senior Vice President and Chief Development Officer and in that capacity oversees the Wingate Companies's market-rate and affordable housing development platform.

Mr. Teachy obtained his Bachelor of Science in Economics degree with a major in Finance from the Wharton School at the University of Pennsylvania in 1990.

LEGAL PROCEEDINGS DISCLOSURE

There are no legal proceedings to disclose on behalf of the Company or its Manager, including but not limited to bankruptcy, civil, or criminal proceedings.

COMPENSATION OF THE MANAGER

The Manager will be compensated according to the following schedule:

Name of Fee	Basis for Fee	Amount of Fee
Asset Management Fee	Fees charged to the Company for the management of Company investments	The annual asset management fee is equal to one and 50/100 percent (1.50%) of the then Gross Assets Under Management (the “Asset Management Fee”), payable monthly.
Construction Fee	Fees charged to the Company as the properties are developed or rehabilitated	The Construction Fee is equal to the greater of five percent (5.0%) of the budgeted construction and improvements costs for each such construction project or market rate.
Property Management Fee	Fees charged to the Company for the day-to-day management of its properties	The Property Management Fee is equal to the greater of four percent (4.0%) of the monthly gross rental payable under the terms of the applicable leases for such Managed Real Estate or market rate, provided, however, that the Manager (or the Affiliate) may be paid a greater amount if the same is reasonable and not in excess of the customary real estate property management fee which would be paid to an independent third party in connection with the management of such real estate.

In addition to these fees, the Manager shall be reimbursed by the Company for all expenses, fees, or costs incurred on behalf of the Company, including, without limitation, organizational expenses, legal fees, filing fees, accounting fees, out-of-pocket costs of reporting to any governmental agencies, insurance premiums, travel, costs of evaluating investments and other costs and expenses. The initial expenses associated with this Offering, including legal and accounting expenses, have been or will be paid by Affiliates of the Company, which will be reimbursed from the Proceeds from the Offering. An Affiliate of the Company, XIV-I, INC. (the “Sponsor”), in exchange for payment of initial organizational and Offering expenses on behalf of the Company, has been issued 1,000 Class B Membership Interests, which represent 100% of the Company’s Class B Membership Interests. Additionally, the Company intends to reimburse Affiliate MCE POOLE, INC. for organizational and Offering expenses incurred on behalf of the Company in excess of $25,000.00, which are estimated to be approximately $100,000.00. The reimbursement amount to MCE POOLE, INC. is estimated to represent approximately $75,000.00. The $25,000.00 paid by MCE POOLE, INC. represents an initial capital contribution paid in exchange for the Sponsor’s Class B Interests.

The Company shall pay to the Manager a reasonable monthly amount for its utilization of the Manager’s office and equipment, at the discretion of the Manager.

The Manager, its Affiliates or principals may receive reasonable, market-rate commissions upon the Company’s purchase or sale of real estate properties. The Company may use the services of Affiliate real estate brokerage MCE POOLE, INC. to acquire and liquidate real estate assets.

The Sponsor is entitled to 15% of Distributions of Cash from Operations pursuant to Manager’s ownership of 100% of the Company’s Class B Membership Interests.

See “Securities Being Offered” below and Exhibit 3 the “Operating Agreement” for more information about distributions and fees due to the Manager.

CONFLICTS OF INTEREST

Monica Poole is the beneficial owner of the Company’s Class B Membership Interests, as well as the Manager of the Company’s Manager. Because of this relationship, the Manager and Affiliates may experience conflicts of interest while engaged in the management and operations of the Company’s business. The Operating Agreement specifically waives any fiduciary duties the Manager may have to the Company or the members; however, the Operating Agreement imposes a duty upon the Manager to deal fairly and in good faith to the Company.

Additionally, the Company may use the services of an Affiliate, MCE POOLE, INC., a licensed real estate brokerage, to purchase and liquidate real property. MCE POOLE, INC. will be receive reasonable, market-rate compensation for any services provided to the Company.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Amount and Nature of Beneficial Ownership Acquirable	Percent of Class
Class B Membership Interests	XIV-I, INC.* 5784 Lake Forrest Drive, Suite 209 Atlanta, Georgia 30328	15%	0%	100%

*XIV-I, INC. is co-owned and managed by Monica Poole, the Manager of the Company’s Manager

In addition to the 1,000 outstanding Class B Membership Interests, the Company will issue up to 7,500,000 Class A Membership Interests through this Offering. For information about the rights associated with the Company’s Membership Interests, please see “Securities Being Offered,” below.

INTEREST OF MANAGEMENT AND CERTAIN OTHER TRANSACTIONS

The Company has issued 1,000 Class B Membership Interests to XIV-I, INC., the Sponsor of the Company, in exchange for services rendered to the Company including payment of expenses related to this Offering of $25,000.00. XIV-I, INC. is the owner of 100% of the Company’s Class B Membership Interests.

FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain relevant federal income tax considerations resulting from an investment in the Company but does not purport to cover all of the potential tax considerations applicable to any specific purchaser. Prospective Investors are urged to consult with and rely upon their own tax advisors for advice on these and other tax matters with specific reference to their own tax situation and potential changes in applicable law discussion is a general summary of certain federal income tax consequences of acquiring, holding and disposing of partnership interests in the Company and is directed to individual Investors who are United States citizens or residents and who will hold their interests in the Company as “capital assets” (generally, property held for investment). It is included for general information only and is not intended as a comprehensive analysis of all potential tax considerations inherent in making an investment in the Company. The tax consequences of an investment in the Company are complex and will vary depending upon each Investor’s individual circumstances, and this discussion does not purport to address federal income tax consequences applicable to all categories of Investors, some of whom may be subject to special or other treatment under the tax laws (including, without limitation, insurance companies, qualified pension plans, tax-exempt organizations, financial institutions or broker-dealers, traders in securities that elect to mark to market, Members owning capital stock as part of a “straddle,” “hedge” or “conversion transaction,” domestic corporations, “S” corporations, REITs or regulated investment companies, trusts and estates, persons who are not citizens or residents of the United States, persons who hold their interests in the Company through a company or other entity that is a pass-through entity for U.S. federal income tax purposes or persons for whom an interest in the Company is not a capital asset or who provide directly or indirectly services to the Company). Further, this discussion does not address all of the foreign, state, local or other tax laws that may be applicable to the Company or its Members.

Prospective Investors also should be aware that uncertainty exists concerning various tax aspects of an investment in the Company. This summary is based upon the IRS Code, the Treasury Regulations (the “Treasury Regulations”) promulgated thereunder (including temporary and proposed Treasury Regulations), the legislative history of the IRS Code, current administrative interpretations and practices of the Internal Revenue Service (“IRS”), and judicial decisions, all as in effect on the date of this Offering Circular and all of which are under continuing review by Congress, the courts and the IRS and subject to change or differing interpretations.

Prospective Investors are urged to consult with and rely upon their own tax advisors for advice on these and other tax matters with specific reference to their own tax situation and potential changes in applicable law.

FOREIGN INVESTORS: NON-U.S. INVESTORS ARE SUBJECT TO UNIQUE AND COMPLEX TAX CONSIDERATIONS. THE COMPANY AND THE MANAGER MAKE NO DECLARATIONS AND OFFER NO ADVICE REGARDING THE TAX IMPLICATIONS TO SUCH FOREIGN INVESTORS, AND SUCH INVESTORS ARE URGED TO SEEK INDEPENDENT ADVICE FROM ITS OWN TAX COUNSEL OR ADVISORS BEFORE MAKING ANY INVESTMENT.

Tax Classification of the Company as a Partnership

General.

The federal income tax consequences to the Investors of their investment in the Company will depend upon the classification of the Company as a “Partnership” for federal income tax purposes, rather than as an association taxable as a corporation. For federal income tax purposes, a partnership is not an entity subject to tax, but rather a conduit through which all items of partnership income, gain, loss, deduction and credit are passed through to its Members. Thus, income and deductions resulting from Company operations are allocated to the Investors in the Company and are taken into account by such Investors on their individual federal income tax returns. In addition, a distribution of money or marketable securities from the Company to a Member generally is not taxable to the Member unless the amount of the distribution exceeds the Member’s tax basis in his interest in the Company. In general, an unincorporated entity formed under the laws of a state in the United States with at least two members, such as the Company, will be treated as a partnership for federal income tax purposes provided that (i) it is not a “publicly traded partnership” under Section 7704 of the IRS Code and (ii) does not affirmatively elect to be classified as an association taxable as a corporation under the so-called “check the box” regulations relating to entity classification. The Company is not currently a “publicly traded partnership” within the meaning of Section 7704 of the IRS Code for the reasons discussed below. In addition, the Manager does not intend to affirmatively elect classification of the Company as an association taxable as a corporation. Accordingly, the Manager has elected that the Company will be classified as a partnership for federal income tax purposes.

The Manager has no intention of the Company being traded on any market. However, in the event the Company does become publicly traded, then the following rules apply:

Publicly Traded Partnership Rules.

Under Section 7704 of the IRS Code, a partnership that meets the definition of a “publicly traded partnership” may be treated as a corporation depending on the nature of its income. If the Company were so treated as a corporation for federal income tax purposes, the Company would be a separate taxable entity subject to corporate income tax, and distributions from the Company to a partners would be taxable to the partners in the same manner as a distribution from a corporation to a shareholder (i.e., as dividend income to the extent of the current and accumulated earnings and profits of the Company, as a nontaxable reduction of basis to the extent of the partner’s adjusted tax basis in his interests in the Company, and thereafter as gain from the sale or exchange of the Investors interests in the Company). The effect of classification of the Company as a corporation would be to reduce substantially the after-tax economic return on an investment in the Company.

A partnership will be deemed a publicly traded partnership if (a) interests in such partnership are traded on an established securities market, or (b) interests in such partnership are readily tradable on a secondary market or the substantial equivalent thereof. As discussed in this offering circular, interests in the Company (i) will not be traded on an established securities market; and (ii) will be subject to transfer restrictions set forth in the Operating Agreement. Specifically, the Operating Agreement generally prohibits any transfer of a partnership interest without the prior consent of the Manager except in connection with an Exempt Transfer. The Manager will consider prior to consenting to any transfer of an interest in the Company if such transfer would or could reasonably be expected to jeopardize the status of the Company as a partnership for federal income tax purposes.

The remaining discussion assumes that the Company will be treated as a partnership and not as an association taxable as a corporation for federal income tax purposes.

Allocation of Partnership Income, Gains, Losses, Deductions and Credits

Investors will become Members of the Company once they have executed a subscription agreement, their funds have been deposited into the Company’s escrow account, and the Manager has accepted the Investor as a Member of the Company.

Profits and Losses are allocated to the Members under the Operating Agreement. In general, Profits or Losses during any fiscal year will be allocated as of the end of such fiscal year to each Member in accordance with their ownership interests. Certain allocations may be effected to comply with the “qualified income offset” provisions of applicable Treasury Regulations relating to partnership allocations (as referenced below).

Under Section 704(b) of the IRS Code, a Company’s allocations will generally be respected for federal income tax purposes if they have “substantial economic effect” or are otherwise in accordance with the “member’s interests in the partnership.” The Company will maintain a capital account for each Member in accordance with federal income tax accounting principles as set forth in the Treasury Regulations under Section 704(b), and the Operating Agreement does contain a qualified income offset provision. The Operating Agreement requires liquidating distributions to be made in accordance with the economic intent of the transaction and the allocations of Company income, gain, loss, and deduction under the Operating Agreement are designed to be allocated to the Members with the economic benefit of such allocations and are in a manner generally in accordance with the principles of Treasury Regulations issued under Section 704(b) of the IRS Code relating to the Member’s Interest in the Company. As a result, although the Operating Agreement may not follow in all respects applicable guidelines set forth in the Treasury Regulations issued under Section 704(b), the Manager anticipates that the Company’s allocations would generally be respected as being in accordance with the Member’s interest in the Company. However, if the IRS were to determine that the Company’s allocations did not have substantial economic effect or were not otherwise in accordance with the Members’ interests in the Company, then the taxable income, gain, loss and deduction of the Company might be reallocated in a manner different from that specified in the Operating Agreement and such reallocation could have an adverse tax and financial effect on Members.

Limitations on Deduction of Losses.

The ability of a Member to deduct the Member’s share of the Company’s losses or deductions during any particular year is subject to numerous limitations, including the basis limitation, the at-risk limitation, the passive activity loss limitation and the limitation on the deduction of investment interest. Each prospective Investor should consult with its own tax advisor regarding the application of these rules to it in respect of an investment in the Company.

Basis Limitation. Subject to other loss limitation rules, a Member is allowed to deduct its allocable share of the Company’s losses (if any) only to the extent of such Member’s adjusted tax basis in its interest in the Company at the end of the Company’s taxable year in which the losses occur.

At-Risk Limitation. In the case of a Member that is an individual, trust, or certain type of corporation, the ability to utilize tax losses allocated to such Member under the Operating Agreement may be limited under the “at-risk” provisions of the IRS Code. For this purpose, a Member who acquires a Company interest pursuant to the Offering generally will have an initial at-risk amount with respect to the Company’s activities equal to the amount of cash contributed to the Company in exchange for its interest in the Company. This initial at-risk amount will be increased by the Member’s allocable share of the Company’s income and gains and decreased by their share of the Company’s losses and deductions and the amount of cash distributions made to the Member. Liabilities of the Company, whether recourse or nonrecourse, generally will not increase a Member’s amount at-risk with respect to the Company. Any losses or deductions that may not be deducted by reason of the at-risk limitation may be carried forward and deducted in later taxable years to the extent that the Member’s at-risk amount is increased in such later years (subject to application of the other loss limitations). Generally, the at-risk limitation is to be applied on an activity-by-activity basis. If the amount for which a Member is considered to be at-risk with respect to the activities of the Company is reduced below zero (e.g., by distributions), the Member will be required to recognize gross income to the extent that their at-risk amount is reduced below zero.

Passive Loss Limitation. To the extent that the Company is engaged in trade or business activities, such activities will be treated as “passive activities” in respect of any Member to whom Section 469 of the IRS Code applies (individuals, estates, trusts, personal service corporations and, with modifications, certain closely-held C corporations), and, subject to the discussion below regarding portfolio income, the income and losses in respect of those activities will be “passive activity income” and “passive activity losses.” Under Section 469 of the IRS Code, a taxpayer’s losses and income from all passive activities for a year are aggregated. Losses from one passive activity may be offset against income from other passive activities. However, if a taxpayer has a net loss from all passive activities, such taxpayer generally may not use such net loss to offset other types of income, such as wage and other earned income or portfolio income (e.g., interest, dividends and certain other investment type income). Member income and capital gains from certain types of investments are treated as portfolio income under the passive activity rules and are not considered to be income from a passive activity. Unused passive activity losses may be carried forward and offset against passive activity income in subsequent years. In addition, any unused loss from a particular passive activity may be deducted against other income in any year if the taxpayer’s entire interest in the activity is disposed of in a fully taxable transaction.

Non-Business Interest Limitation. Generally, a non-corporate taxpayer may deduct “investment interest” only to the extent of such taxpayer’s “net investment income.” Investment interest subject to such limitations may be carried forward to later years when the taxpayer has additional net investment income. Investment interest is interest paid on debt incurred or continued to acquire or carry property held for investment. Net investment income generally includes gross income and gains from property held for investment reduced by any expenses directly connected with the production of such income and gains. To the extent that interest is attributable to a passive activity, it is treated as a passive activity deduction and is subject to limitation under the passive activity rules and not under the investment interest limitation rules.

Limitation on Deductibility of Capital Losses. The excess of capital losses over capital gains may be offset against ordinary income of a non-corporate taxpayer, subject to an annual deduction limitation of $3,000. A non-corporate taxpayer may carry excess capital losses forward indefinitely.

Taxation of Undistributed Company Income (Individual Investors)

Under the laws pertaining to federal income taxation of limited liability companies that are treated as partnerships, no federal income tax is paid by the Company as an entity. Each individual Member reports on his federal income tax return his distributive share of Company income, gains, losses, deductions, and credits, whether or not any actual distribution is made to such Member during a taxable year. Each individual Member may deduct his distributive share of Company losses, if any, to the extent of the tax basis of his Interests at the end of the Company year in which the losses occurred. The characterization of an item of profit or loss will usually be the same for the Member as it was for the Company.

Tax Returns

Annually, the Company will provide the Members sufficient information from the Company's informational tax return for such persons to prepare their individual federal, state and local tax returns. The Company's informational tax returns will be prepared by a tax professional selected by the Manager.

ERISA CONSIDERATIONS

In some cases, if Investor fails to meet the fiduciary and other standards under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Code or common law as a result of an investment in the Company’s Membership Interests, Investor could be subject to liability for losses as well as civil penalties.

There are special considerations that apply to investing in the Company’s Membership Interests on behalf of pension, profit sharing or 401(k) plans, health or welfare plans, individual retirement accounts or Keogh plans. If Investor is investing the assets of any of the entities identified in the prior sentence in the Company’s Membership Interests, Investor should ensure that:

1.	The investment is consistent with Investor’s fiduciary obligations under applicable law, including common law, ERISA and the Code;
2.	The investment is made in accordance with the documents and instruments governing the trust, plan or IRA, including a plan’s investment policy;
3.	The investment satisfies the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA, if applicable, and other applicable provisions of ERISA and the Code;
4.	The investment will not impair the liquidity of the trust, plan or IRA;
5.	The investment will not produce “unrelated business taxable income” for the plan or IRA;
6.	Investor will be able to value the assets of the plan annually in accordance with ERISA requirements and applicable provisions of the applicable trust, plan or IRA document; and
7.	The investment will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Failure to satisfy the fiduciary standards of conduct and other applicable requirements of ERISA, the Code, or other applicable statutory or common law may result in the imposition of civil penalties and can subject the fiduciary to liability for any resulting losses as well as equitable remedies. In addition, if an investment in the Company’s Membership Interests constitutes a prohibited transaction under the Code, the “disqualified person” that engaged in the transaction may be subject to the imposition of excise taxes with respect to the amount invested.

SECURITIES BEING OFFERED

DESCRIPTION OF THE SECURITIES

The Company is offering equity interests in the form of 7,500,000 Class A Membership Interests. The following describes the material terms of the Class A Membership Interests; however, for more detailed information, please see Exhibit 3, the Operating Agreement.

DISTRIBUTIONS

Distributable Cash

Distributions of distributable cash, if any, shall be distributed quarterly, within forty five (45) days after the end of each calendar quarter and as follows:

•	Class A Interests receive 85% of distributable cash, pro rata
•	Class B Interests receive 15% of distributable cash, pro rata

Notwithstanding the foregoing, the Manager at its discretion may delay or defer any distributions.

Tax Distributions

The Company shall pay to its Members minimum distributions as shall be sufficient to enable the Members to meet United States income tax liability arising or incurred as a result of their participation in the Company. No tax distributions are to be paid in connection with the dissolution and liquidation of the Company.

VOTING RIGHTS

Except as may otherwise be provided in the Operating Agreement, the Act, or the Certificate of Formation, each of the Members hereby waives his or its right to vote on any matters other than the following actions, which require the vote of a majority in interests of the Class B Members and the Class A Members voting as a single class:

•	To authorize or approve a fundamental change in the business of the Company
•	To modify the number of Class A Interests after issuance, alter the Interest of the Class A Interests after issuance or alter the capital contribution required for each Class A Interest once any Class A Interests have been issued
•	To approve any loans by the Company to a Manager or any guarantee of a Manager’s personal obligations

LIQUIDATION RIGHTS

During the course of liquidation, the Members shall continue to share profits and loss of the Company, but the Manager shall have sole discretion with respect to cash distributions to the Members until the Distribution Date.

Upon dissolution and termination of the Company, the Manager (or liquidating trustee), shall wind up the affairs of the Company, shall sell all the Company assets as promptly as consistent with obtaining, insofar as possible, the fair value thereof after paying all liabilities, including all costs of dissolution. The proceeds from the liquidation of the assets of the Company and collection of the receivables of the Company, together with the assets distributed in kind, to the extent sufficient therefore, shall be applied and distributed in the following descending order of priority:

•	To the payment and discharge of all of the Company’s debts and liabilities and the expenses of the Company including liquidation expenses
•	To the creation of any reserves which the Manager (or liquidating trustee) deems necessary for any contingent or unforeseen liabilities or obligations of the Company
•	To the payment and discharge of all of the Company’s debts and liabilities owing to Members, but if the amount available for payment is insufficient, then pro rata in proportion to the amount of the Company debts and liabilities owing to each Member
•	To all the Members in the proportion of their respective positive capital accounts
•	To the Members in proportion to their Interests

NO PREEMPTIVE RIGHTS

There are no preemptive rights to securities made through future offerings associated with the Company’s Membership Interests.

NO CONVERSION RIGHTS

There are no conversion rights associated with the Company’s Membership Interests.

REDEMPTION PROVISIONS

No Member shall have the right to voluntarily or involuntarily withdraw, resign or otherwise disassociate or receive a return of its Capital Contribution from the Company for a period of seven (7) years from the date the Interests were issued (the “Seven Year Term”) applicable to said Member except with the prior written consent of the Manager.

After the Seven Year Term, a Member may request that the Company redeem a maximum of one thousand five hundred (1,500) Interests from said Member per Fiscal Year.

The Company may assess a reasonable processing fee not to exceed three hundred fifty dollars ($350.00) per request to redeem Interests. The Member redeeming Interests will not receive distributions for such redeemed Interests for the fiscal quarter in which the Member redeems said Interests.

Prior to the expiration of the Seven Year Term, a Member may request to withdraw from the Company and to have said Member’s Interests which have not been issued and outstanding for longer than the Seven Year Term, redeemed by the Company by submitting a written withdrawal request (“Withdrawal Request”) to the Manager, in the form to be provided by the Manager from time to time. The Manager shall, in its sole discretion, approve or disapprove the Withdrawal Request.

The Company shall assess a surrender fee (“Surrender Fee”) against the Redemption Price per Interest as follows: a Surrender Fee of ten percent (10.0%) of the original purchase price per Interest shall be assessed for Withdrawal Requests before the seven-year anniversary of the date the Interests were issued. Notwithstanding anything to the contrary contained herein, and for the avoidance of doubt, no Interest shall be eligible for redemption prior to the one-year anniversary of the date the interests were issued and no Member shall have a right to be redeemed prior to the expiration of the Seven Year Term.

The Manager shall have the right to redeem (i.e., purchase) the interest of any Member in the Company for “Cause” or “Good Reason,” as those terms are defined in Exhibit 3, the Operating Agreement.

NO SINKING FUND PROVISIONS

The Operating Agreement does not provide for sinking fund provisions.

NO LIABILITY TO FURTHER CALLS OR TO ASSESSMENT BY THE ISSUER

No Member shall be obligated to contribute additional capital to the Company.

RESTRICTIONS ON ALIENABILITY

Interests may be transferred, sold, conveyed or assigned by Members (i) after nine (9) months from the date of purchase, and (ii) provided that any such transfer, sale, or assignment is exempt from any applicable registration requirements of federal and state law and is also in compliance with all other applicable federal and state laws and regulations.

REPORTS TO MEMBERS AS REQUIRED BY THE OPERATING AGREEMENT

Upon the request of any Member for purposes reasonably related to the interest of that person as a Member, the Manager shall promptly deliver to the requesting Member, at the expense of the Member, a copy of the following information:

•	A current list of the full name and last known business or residence address of each Member and assignee set forth in alphabetical order, together with the capital contributions, capital accounts, and Interest of each Member or assignee
•	A current list of the full name and business or residence address of the Manager
•	Copies of the Company’s U.S. federal, state and local income tax or information returns and reports, if any, and any tax returns of reports filed by or on behalf of the Company in any other jurisdiction, for the six (6) most recent taxable years
•	A copy of the Operating Agreement of the Company

Each Member and Manager has the right, upon reasonable request for purposes reasonably related to the interest of the Person as Member or Manager, to inspect and copy during normal business hours any of the Company records described here:

•	A current list of the full name and last known business or residence address of each Member and assignee set forth in alphabetical order, together with the capital contributions, capital accounts, and Interest of each Member or assignee
•	A current list of the full name and business or residence address of the Manager
•	A copy of the Company’s Certificate of Formation and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which the Company’s Certificate of Formation or any amendments thereto have been executed
•	Copies of the Company’s U.S. federal, state and local income tax or information returns and reports, if any, and any tax returns of reports filed by or on behalf of the Company in any other jurisdiction, for the six (6) most recent taxable years
•	A copy of this Agreement and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which this Agreement or any amendments thereto have been executed
•	Copies of the financial statements of the Company, if any, for the six (6) most recent fiscal years
•	Copies of all contracts of the Company
•	The accounting records of the company, including, without limitation, checks, cancelled checks, bank statements, ledgers, invoices, and similar records.

Each Member may obtain from the Manager, promptly after their becoming available, a copy of the Company’s U.S. federal, state and local income tax or information returns and reports and any tax returns and reports filed in any other jurisdiction for each fiscal year of the Company.

The Manager shall be responsible for the preparation of financial reports of the Company and for the coordination of financial matters of the Company with the Company’s accountants. Annual compiled financial statements shall be prepared that include a statement showing any item of income, gain, deduction, credit, or loss allocable for U.S. federal income tax purposes pursuant to the terms of Exhibit 3, the Operating Agreement.

LIABILITIES OF THE MEMBERS

No Member shall be personally liable for any debt, obligation, or liability of the Company, whether arising in contract, tort or otherwise, solely by reason of being a Member of the Company.

PART F/S

McNamara and Associates, PLLC

Certified Public Accountants & Associates

Independent Auditor’s Report

To the Member of XIV-I Invest 1, LLC

Opinion

We have audited the accompanying financial statements of XIV-I Invest 1, LLC, which comprise the balance sheet as of June 30, 2022 and the related statements of operations, member’s equity, and cash flows for the period from February 7, 2022 (inception) to June 30, 2022, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of XIV-I Invest 1, LLC as of June 30, 2022, and the results of its operations and its cash flows for the period from February 7, 2022 (inception) to June 30, 2022 in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of XIV-I Invest 1, LLC and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about XIV-I Invest 1, LLC’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgement made by a reasonable user based on the financial statements.

McNamara and Associates, PLLC

Certified Public Accountants & Associates

In performing an audit in accordance with generally accepted auditing standards, we:

• Exercise professional judgement and maintain professional skepticism throughout the audit.

• Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

• Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of XIV-I Invest 1, LLC’s internal control. Accordingly, no such opinion is expressed.

• Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

• Conclude whether, in our judgement, there are conditions or events, considered in the aggregate, that raise substantial doubt about XIV-I Invest 1, LLC’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ McNamara and Associates, PLLC

McNamara and Associates, PLLC

Margate, Florida

August 16, 2022

XIV-I INVEST 1, LLC

Balance Sheet

June 30, 2022

	ASSETS
Current Assets		$—
TOTAL ASSETS		$—
	LIABILITIES AND MEMBER’S DEFICIT
Related party payable		$14,816
Current Liabilities		14,816
TOTAL LIABILITIES		14,816
Member’s Deficit		(14,816)
TOTAL MEMBER’S DEFICIT		(14,816)
TOTAL LIABILITIES AND MEMBER’S DEFICIT		$—

XIV-I INVEST 1, LLC

Statement of Operations

For the period from February 7, 2022 to June 30, 2022

REVENUE
Total Revenue	$—

EXPENSES
General and administrative expenses	39,816
Total operating expenses	39,816

LOSS FROM OPERATIONS	(39,816)

OTHER INCOME (EXPENSES)	—

NET LOSS	$(39,816)

XIV-I INVESTMENET 1, LLC

Statements of Member’s Deficit

For the period form February 7, 2022 to June 30, 2022

	Class A Interests	Class A Dollars	Class B Interests to be Issued	Class B Dollars	Retained Deficit	Total
February 7, 2022	-	$-	-	$-	$-	$-

Class B Interests to be issued for formation expenses	—	—	1,000	25,000	—	25,000
Net loss	—	—	—	—	(39,816)	(39,816)

June 30, 2022	—	$—	1,000	$25,000	$(39,816)	$(14,816)

XIV-I INVEST 1, LLC

Statement of Cash Flows

For the period from February 7, 2022 to June 30, 2022

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(39,816)
Adjustments to reconcile net loss to net cash used in operating activities:	—
Net cash used by operating activities	(39,816)

CASH FLOWS FROM INVESTING ACTIVITIES

Net cash (used in) investing activities	—

CASH FLOWS FROM FINANCING ACTIVITIES
Related party for formation expenses	14,816
Class B interests issued for formation expenses	25,000
Net cash provided by financing activities	39,816

NET INCREASE IN CASH	—

Cash at beginning of year	—
Cash at end of year	$—

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during year for interest	$—
Cash paid during year for income taxes	$—

XIV-I Investment 1, LLC

Notes to Financial Statements

June 30, 2022

Note A – Nature of Business and Organization

XIV-I Investment 1, LLC (the “Company”) is a Delaware Limited Liability Company formed on February 7, 2022 under the laws of Delaware. The Company was formed to acquire, manage, develop, rehabilitate, preserve, or create an impact real estate investment portfolio consisting of: for lease multifamily, for sale single family, and land serving such uses.

Note B – Significant Accounting Policies

Basis of Presentation

The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with an original maturity of less than three months to be cash and cash equivalents. The Company places its temporary cash investments with high quality financial institutions. At times, such investments may be in excess of FDIC insurance limits. The Company does not believe it is exposed to any significant credit risk on cash and cash equivalents.

Income Taxes

The Company is a limited liability company under the laws of the State of Georgia and has elected to be treated as a partnership for federal tax reporting purposes. As such, the Company does not pay federal or state income taxes on its taxable income. Instead, the income is passed through to the members. Accordingly, no provision for income taxes has been made in the financial statements.

The Company recognizes and discloses uncertain tax positions in accordance with GAAP. The Company’s evaluated its tax positions and determined it has no uncertain tax positions as of June 30, 2022. The Company’s tax returns are subject to income tax examinations generally for a period of three years from the date of filing. The Company’s 2022 tax year will be open for examination for federal and state taxing authorities.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note C – Member’s Deficit

Class A Interests

The Company has authorized interests of Seven Million Five Hundred Thousand (7,500,000) Class A Interests each representing an original Capital Contribution of Ten and 00/100 Dollars ($10.00) for an aggregate of Seventy Five Million and 00/100 Dollars ($75,000,0000.00). Capital Contributions shall be payable in accordance with the written Subscription Agreement between the Company and the Class A Members. The aggregate equity of the Class A Interests is eighty-five percent (85%) of the Company, which shall not be reduced under any circumstances without the consent of a majority in interest of the Class A Members. No Class A Interests were outstanding as of June 30, 2022.

XIV-I Invest 1, LLC

Notes to Financial Statements

June 30, 2022

Class B Interests

The Company has authorized interests of one thousand (1000) Class B Interests each requiring a capital contribution of Twenty Five Dollars ($25.00) for Twenty Five Thousand Dollars ($25,000.00) in the aggregate, which may be paid by the payment of expenses associated with the formation of the Company and the offering of the Class A Interests. If fully issued, the Class B Interests shall represent fifteen percent (15%) of the aggregate profits, losses and tax credits or other tax items in the Company. Amounts advanced by the Class B Member or an affiliate thereof for the benefit of the Company in excess of Twenty Five Thousand Dollars ($25,000.00) shall be reimbursable by the Company. The Company has authorized the issuance of 1,000 interests as of June 30, 2022. The Company will issue the interests subsequent to June 30, 2022.

Note D – Related Parties

As of June 30, 2022, the Company owed approximately $15,000 to a related party who funded formation expenses.

Note E – Commitments and Contingencies

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur to fail to occur. The Company’s management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgement. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

In the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

COVID-19

Management has concluded that the COVID-19 outbreak in 2020 may have a significant impact on business in general, but the potential impact on the Company is not currently measurable. Due to the level of the risk this virus has had on the global economy, it is at least reasonably possible that I =t could have an impact on the operations of the Company in the near term that could materially impact the Company’s financials. Management has not been able to measure the potential financial impact on the Company but will review commercial and federal financing options should the need arise.

Note F – Subsequent Events

Management has assessed subsequent events through August 16, 2022, the date on which the financial statements were available to be issued.

XIV-I INVEST 1, LLC

EXHIBIT INDEX

Exhibit 2: Certificate of Formation

Exhibit 3: Operating Agreement

Exhibit 4: Subscription Agreement

Exhibit 8: Material Contract with Escrow Agent

Exhibit 11: Written Expert Consent Letter of Accountant

Exhibit 12: Opinion Re Legality of the Securities

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, Georgia on January 27, 2023.

Issuer Company Legal Name and Address:

XIV-I Invest 1, LLC

5784 Lake Forrest Drive, Suite 209

Atlanta, Georgia 30328

This Offering Statement has been signed by the Manager of the Company’s Manager in the capacities and on the dates indicated:

 s/Monica Poole

Monica Poole, Manager of XIV-I MANAGER LLC, the Company’s Manager

Date: January 27, 2023

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated:

 s/Monica Poole

Monica Poole, Manager of XIV-I MANAGER LLC, the Company’s Manager

Date: January 27, 2023